Exhibit 99.1

Sunday May 19, 2002

Contacts:

REMEC, Inc.

Ronald E. Ragland, Chairman & Chief Executive Officer

David L. Morash, Chief Financial Officer

(858) 505-3713

Spectrian Corporation

Thomas H. Waechter, President & Chief Executive Officer

Michael D. Angel, Chief Financial Officer

(408) 745-5400

Press Release

REMEC to Acquire Spectrian in a $160 Million Transaction

Spectrian shareholders will receive $14.00 per share, a 29% premium to the previous closing price.

REMEC, Inc. (Nasdaq: REMC) and Spectrian Corporation (Nasdaq: SPCT), jointly announced today that they have entered into a definitive merger agreement through which REMEC will acquire Spectrian for approximately $160 million in stock and cash.  The merger will further strengthen REMEC’s position as a global supplier of commercial wireless subsystems products.  Spectrian is a leader in the design and manufacture of power amplifiers for the wireless infrastructure market.  The board of directors of both companies unanimously approved the merger.

REMEC expects that the transaction will generate very substantial synergies and will be accretive to its earnings in the first year following closing (excluding transaction-related expenses) based on achieving expected synergies. A preliminary evaluation of synergies conducted by REMEC and Spectrian indicates estimated operating synergies in excess of $20 million in the 12 months following closing of the acquisition and in excess of $30 million annually thereafter.

Ronald Ragland, Chairman and Chief Executive Officer of REMEC, said, “I view the combination of Spectrian and REMEC as a strong synergistic transaction.  Spectrian brings excellent technology skills and capabilities in power amplifiers and has excellent customer relationships with leading wireless OEMs and service providers.  These resources, combined with REMEC’s own high-efficiency, low-cost power amplifier activities create a highly capable power amplifier provider and uniquely positions us to provide our customers with optimum integrated base station system solutions.  Our balance sheet will be free of debt and will have significant levels of cash that will provide us with financial flexibility to fully support our customers and market needs.”

“We believe the combination of our companies will provide our respective customers with superior integrated RF products that allow our customers to deploy less expensive networks in the future,” said Thomas H. Waechter, President and Chief Executive Officer of Spectrian.  “Offering integrated solutions and the potential synergies will assist us to enhance our competitive position and maximize shareholder value.”

Under the terms of the merger agreement, and subject to the limitations described below, Spectrian’s stockholders will receive total consideration equal to $14.00 per share.  The aggregate merger consideration of $160 million may include up to $45 million in cash with the balance in newly issued shares of REMEC common stock.

REMEC may, in its sole discretion, choose to fund up to $45 million of the purchase price with cash and must notify the shareholders of this choice not less than five business days prior to closing.  This notice will state the amount of the aggregate purchase price REMEC will pay in cash.  The cash amount received by each Spectrian stockholder will be determined pursuant to a pro-rata cash election procedure whereby each such stockholder will have the opportunity to select payment in cash, stock or a combination thereof.  Provisions in the merger agreement allocate the full amount of cash and stock payable pro-rata among Spectrian’s stockholders in the event of under or over-elections by Spectrian’s stockholders.

The stock portion of the consideration will be paid with newly issued shares of REMEC common stock such that the combined value of the cash and common stock received equals $14.00 per Spectrian common share.  The value of the REMEC shares will be based on the average trading price of the shares during a 10-day trading period prior to shareholder meetings, subject to a minimum value of $7.00 and a maximum value of $10.50.  If the average closing price is more than $10.50 or less than $7.00, the merger consideration may be more than or less than $14.00, respectively, at closing.

If REMEC elects not to pay any cash in the transaction, each Spectrian shareholder will receive the entire $14.00 in REMEC common stock, valued on the basis of the average trading price of the shares as described above.  In this case, the actual number of REMEC shares issued will equal the number calculated by dividing $14.00 by the average trading price of the REMEC shares, but in any event will not be less than 1.33333 and no more than 2.0 REMEC shares for each Spectrian share.  In such case REMEC would issue a maximum of 22.8 million and a minimum of 15.2 million new shares.  Based on 45.2 million REMEC shares currently outstanding, this results in Spectrian stockholders’ ownership of between 25.2% and 33.5% of the combined company.

In trading on Friday, May 17, 2002, REMEC shares closed at $8.13 and Spectrian shares closed at $10.85.

The transaction is subject to the REMEC and Spectrian shareholders’ approval, as well as customary closing conditions and certain regulatory approvals.  REMEC and Spectrian expect the closing to occur during the third quarter of calendar 2002.

Mr. Ragland announced that Thomas H. Waechter, President and Chief Executive Officer of Spectrian, would become REMEC’s Chief Operating Officer and President.  Following a transition period, Errol Ekaireb, REMEC’s current Chief Operating Officer and President, will leave REMEC in a planned retirement.  Two board members of Spectrian are expected to join the REMEC board.

Mr. Ragland continued, “I’m pleased that Tom and the Spectrian team are joining the REMEC organization.  Tom’s impressive track record of managing global businesses and generating operational excellence ranks him as a highly respected executive in our industry.  Although Errol will be with us through most of the year and on special assignments thereafter, I want to acknowledge the tremendous contribution he has made to REMEC.”

Conference Call

REMEC and Spectrian will be conducting a joint conference call to discuss the proposed acquisition on Tuesday, May 21 at 4:30 PM (EST).  To participate on the conference call within the U.S., please call (800) 289-0494, confirmation code #757347.  From outside the U.S., please call (913) 981-5520, confirmation code #757347.  A rebroadcast of the conference call will be available one hour after the conclusion of the call for a period of seven days. To listen to the rebroadcast within the U.S. please call (888) 203-1112, confirmation code #757347.  To listen to the rebroadcast from outside the U.S. please call (719) 457-0820, confirmation code #757347.

About REMEC

REMEC is a designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks and in space and defense electronics applications.  REMEC is located at 3790 Via de la Valle, Del Mar, CA 92014. For more information, visit the company’s Web site at www.remec.com or call (858) 505-3713.

About Spectrian

Spectrian is a leading designer and manufacturer of single carrier and multicarrier high-power RF amplifiers for the worldwide wireless communications industry, utilized in both wireless data and voice applications.  Spectrian supports AMPS, CDMA, TDMA, GSM, EDGE and 3G technologies for mobile and fixed wireless networks.  Spectrian is located at 350 W. Java Drive, Sunnyvale, CA 94089. For more information, visit the company’s Web site at www.spectrian.com or call (408) 745-5400.

Spectrian is a registered trademark of Spectrian Corporation.  Other brand or product names are registered trademarks or trademarks of their respective holders.

Forward-looking Statements

Certain statements in this press release, including statements regarding anticipated cost savings and synergies of the proposed acquisition of Spectrian by REMEC and the opportunities that it will bring the combined company, are forward-looking statements that are subject to risks and uncertainties.  Results could differ materially based on various factors including, and without limitation: the parties’ ability to achieve the anticipated cost savings; the parties’ ability to achieve the expected synergies, customer uncertainties related to the proposed acquisition or the economy in general, economic conditions and the related impact on wireless communication infrastructure spending; demand for REMEC’s and Spectrian’s products; rapid technological change and evolving industry standards and adverse changes in market conditions in both the United States and internationally.  Further information on factors that could affect REMEC’s results are included in REMEC’s Annual Report on Form 10-K for the year ended January 31, 2002 on file with the Securities and Exchange Commission.  Further information on factors that could affect Spectrian’s results are included in Spectrian’s Annual Report on Form 10-K for the year ended March 31, 2001 and Forms 10-Q for the interim quarters.

Additional Information

REMEC plans to file a Registration Statement on SEC Form S-4 in connection with the merger, and REMEC and Spectrian expect to mail a Joint Proxy Statement/ Prospectus to the respective holders of their common stock containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Joint Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Joint Proxy Statement/Prospectus will contain important information about REMEC, Spectrian, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov.

REMEC, its directors, executive officers and certain members of management and employees may be soliciting proxies from REMEC’s shareholders in favor of the issuance of REMEC shares in connection with the merger.  A description of any interests that REMEC’s directors and executive officers have in the merger will be available in the Joint Proxy Statement/Prospectus.

Spectrian, its directors, executive officers and certain members of management and employees may be soliciting proxies from Spectrian’s stockholders in favor of the adoption of the merger agreement.  A description of any interests that Spectrian’s directors and executive officers have in the merger will be available in the Joint Proxy Statement/Prospectus.